Exhibit 99.1

Blueknight Announces Closing of New $300 Million Revolving Credit Facility

TULSA – May 26, 2021 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) announced today that it has closed a new four-year, $300.0 million senior secured revolving credit facility (the “New Credit Facility”). The New Credit Facility will replace the previous credit facility which was set to mature in May 2022.

“We are very pleased with the successful execution and outcome of our new credit facility,” said Andrew Woodward, Chief Executive Officer. “The extension represents another critical step forward in Blueknight’s transformation, as it strengthens our liquidity position and enhances our visibility into our cost of capital through May 2025 while maintaining financial flexibility for future growth. We are grateful for the continued support from our existing lending partners and are pleased to welcome several new participants to the lender group.”

The relevant terms and covenants contained in the New Credit Facility are summarized below (as compared to the previous credit facility):

●	Credit Facility Size: permits borrowings up to $300.00 million ($50.0 million lower) with a provision to increase total commitments up to aggregate maximum of $450.0 million
●	Interest Rate: LIBOR plus applicable margin ranging from 2.00% to 3.25% (no change); based on first quarter 2021 total leverage ratio of 2.12 times, the opening applicable margin remains at 2.00%
●	Maximum Total Leverage Ratio Covenant: 4.75 times (no change)
●	Minimum Interest Coverage Ratio Covenant: 2.50 times (no change)

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight

Blueknight (Nasdaq: BKEP and BKEPP) is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 8.7 million barrels of liquid asphalt storage capacity across 53 terminals and 26 states throughout the U.S. Blueknight is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets. More information is available at www.bkep.com.

Investor Relations Contact:

Matthew Lewis, Chief Financial Officer

(918) 237-4032

investor@bkep.com